EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

BRAEMAR HOTELS & RESORTS ANNOUNCES THE OPENING OF
THE NOTARY HOTEL, A NEW AUTOGRAPH COLLECTION
PROPERTY IN PHILADELPHIA
DALLAS, July 17, 2019 - Braemar Hotels & Resorts Inc. (NYSE: BHR) (“Braemar” or the “Company”) today announced the opening of The Notary Hotel in the heart of Downtown Philadelphia. Listed on the National Register of Historic Places, the former Courtyard by Marriott Philadelphia Downtown underwent a rebranding and renovation in excess of $20 million to create The Notary Hotel. Located at 21 North Juniper Street, the property now features 499 guest rooms and over 10,000 square feet of conference space throughout 12 event rooms. It joins Marriott International’s Autograph Collection® Hotels, a diverse portfolio of approximately 180 independent hotels around the world that reflect unique vision, design and environments.
“After approximately two years of design and construction on The Notary Hotel, we are delighted to finally announce its formal grand opening as a member of the Autograph Collection by Marriott,” said Richard J. Stockton, Braemar’s President and Chief Executive Officer. “As of today, the hotel is available for booking as an Autograph property on Marriott’s central reservation system and elsewhere and will be referred to as The Notary Hotel in all future public communications.”
For more information, or to make reservations, please visit The Notary Hotel website at https://www.marriott.com/hotels/travel/phlak-the-notary-hotel-autograph-collection or contact 215-496-3200 to speak with one of the hotel’s team members.

Braemar Hotels & Resorts is a real estate investment trust (REIT) focused on investing in luxury hotels and resorts.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Forward-looking statements in this press release may include, among others, statements about the implied share price for the Company's common stock. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Braemar’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general conditions of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; our ability to successfully complete and integrate acquisitions, and manage our planned growth, and the degree and nature of our competition. These and other risk factors are more fully discussed in Braemar’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. The Company can give no assurance that these forward-looking statements will be attained or that any deviation will not occur. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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